Exhibit 10.102

August 11, 2006

Mr. Juan J. Soto

Dear Juan:

On behalf of RITA Medical Systems, Inc. (the “Company”), I am pleased to offer you the position of Executive Vice President of Worldwide Sales. We look forward to your future success in this position.

The terms of your new position with the Company are as set forth below:

1. Position.

a. You will become the Executive Vice President of Worldwide Sales, working out of the Company’s office in Fremont, California. You will report to the Company’s Chief Executive Officer.

b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on September 1, 2006.

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4. Compensation.

a. Base Salary. You will be paid a monthly gross salary of $16,666.67 which is equivalent to $200,000 on an annualized basis. Your salary will be payable in two equal payments on the 15th and the last day of the month.

b. Commission. You will receive a commission according to the Company’s Sales Commission Plan, which is in effect at the time the commission is earned. This plan may be revised by the Company from time to time, at its sole discretion.

c. One-Time Relocation Bonus. You will receive a one-time relocation cash bonus of $50,000 (less appropriate withholdings) payable within ten days of the date on which you sign this letter agreement.

d. Annual Review. Your base salary will be reviewed as part of the Company’s normal annual salary review process.

5. Stock Options.

a. Option Grants. Subject to the discretion of the Company’s Board of Directors, you may be eligible to receive grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

6. Benefits.

a. Insurance Benefits. The Company will make available to you medical, dental, vision, life and long-term disability insurance benefits. More detailed information will be provided in a new-hire packet that will be given to you after your acceptance of this offer.

b. Vacation. You will be entitled to 3 weeks paid vacation per year, pro-rated for the remainder of this calendar year. Vacation accrues as follows: five (5) hours accrue per pay period from your date of hire.

c. 401K Retirement Plan. You will be eligible to participate in the Company’s employee-contribution 401K Retirement Plan beginning on the first January 1, April 1, July 1, or October 1 following commencement of your employment.

d. Employee Stock Purchase Plan. You will be eligible to participate in the Company’s Employee Stock Purchase Plan beginning on the first February 1 or August 1 following commencement of your employment.

7. Severance Benefits. In the event that the Company or its successor in interest terminates your employment without Cause (as defined below), then you will be entitled to receive continuation of your then-current monthly base salary for six (6) months following your termination date. This salary continuation shall be contingent upon confirmation to the Company’s satisfaction that you are actively seeking Full-Time Employment, which for purposes of this Offer Letter shall be defined as at least thirty-five (35) hours per week of compensated labor, including consulting and other work. In the event that you commence Full-Time Employment, your salary continuation will cease. In addition, following the termination of your employment, the Company will pay your COBRA insurance premiums (provided that you elect such coverage) until the earlier of (A) six (6) months following your termination date or (B) the date on which you become eligible for insurance benefits from another employer. Upon termination of your employment with the Company, you will be entitled to receive benefits only as set forth herein or as otherwise provided by applicable law. Your entitlement to these severance benefits will be conditioned upon your execution and delivery to the Company of a general mutual release of all claims (provided that the Company shall not be required to release any claims arising from a material breach by you of the Confidentiality Agreement (as defined below)).

For purposes of this Offer Letter, “Cause” shall mean (i) gross negligence or willful misconduct in the performance of your duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, (ii) repeated unexplained or unjustified absence from the Company, (iii) a material and willful violation of any federal or state law; (iv) commission of any act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company.

8. Reimbursement for Return to United Kingdom. The Company will reimburse you for you and your family’s actual expenses incurred in relocating from the Bay Area, California, back to the United Kingdom (the “Return Expenses”) if:

a. RITA Medical Systems, Inc. enters a Change of Control (as defined below) agreement with any other company;

b. As of the date of the Change of Control agreement, you remain employed by RITA Medical Systems, Inc.;

c. Within 180 days after the date of the Change of Control agreement, you are involuntarily terminated without Cause by Rita Medical Systems, Inc. or its acquirer; and

d. Within 90 days after the date of your termination, you move your residence from the United States to the United Kingdom.

Such reimbursement shall not exceed $50,000. Return Expenses shall include any moving expenses incurred as a result of the return of you and your spouse and children to the United Kingdom, within 90 days of your termination without Cause from RITA Medical Systems, Inc. or its acquirer. Such Return Expenses may also include payment by RITA Medical Systems, Inc. or its acquirer, of the remainder of the first year of your initial one-year housing lease in the Bay Area, California, should such termination without Cause occur during your first year of employment with RITA Medical Systems, Inc. RITA Medical Systems, Inc. or its acquirer shall make such lease payment to the extent such payment does not cause your Return Expenses to exceed $50,000.

Your entitlement to Return Expenses will also be conditioned upon your execution and delivery to RITA Medical Systems, Inc. or its acquirer of a general mutual release of all claims (provided that RITA Medical Systems, Inc. or its acquirer shall not be required to release any claims arising from a material breach by you of the Confidentiality Agreement (as defined below)), and your submission of original receipts to RITA Medical Systems, Inc. or its acquirer within 60 days of the date the expense is incurred.

9. Change of Control. “Change of Control” shall mean the consummation of any of the following events:

a. Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities without the approval of the Board of Directors of the Company; or

b. Merger/Sale of Assets. A merger or consolidation of the Company whether or not approved by the Board of Directors of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

10. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

11. Confidentiality. You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information regarding compensation of, or stock purchase or option allocations to other employees of the Company, should you, by virtue of performance of your duties, learn about such compensation or stock option information of other employees of the Company.

12. At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, with or without notice, with or without cause, without further obligation or liability.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,

RITA MEDICAL SYSTEMS, INC.

By:	/S/ JOSEPH DEVIVO
Joseph DeVivo
Title:	Chief Executive Officer

ACCEPTED AND AGREED:
JUAN J. SOTO

/S/ JUAN J. SOTO
Signature

August 11, 2006
Date

Enclosure: Confidential Information and Invention Assignment Agreement